OCCIDENTAL PETROLEUM CORPORATION
EXECUTIVE SEVERANCE PLAN
(as amended and restated effective November 6, 2024)
Introduction
As of the Effective Date, the Company adopted this plan known as the Occidental Petroleum Corporation Executive Severance Plan. The Plan was adopted to provide severance compensation to the Company’s eligible executives in the event of an involuntarily termination of employment under the terms and conditions set forth herein.
Article I

Definitions and Interpretations
Section 1.01Definitions. As used herein, the following words and phrases shall have the following respective meanings.
(a)Accountant. The meaning set forth in Section 6.03(c).
(b)Affiliate. Any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors (or the equivalent) of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
(c)Annual Incentive Plan. The Occidental Petroleum Corporation Executive Incentive Compensation Plan or any other applicable annual cash bonus program or plan, and any successor plan thereto.
(d)Base Salary. With respect to any Participant, the annual rate of base salary paid by the Company or its Subsidiary to such Participant (including amounts that such Participant could have received in cash had he or she not elected to contribute to an employee benefit plan or a deferred compensation program maintained by the Company or any Subsidiary), excluding overtime pay, bonuses, employee benefits, all forms of incentive compensation and all other types of compensation and special payments. For purposes of Section 3.02, Base Salary shall mean such Participant’s Base Salary as in effect on the Date of Termination.
(e)Board. The Board of Directors of the Company.
(f)Bonus Amount. The Participant’s annual target bonus opportunity under the Annual Incentive Plan for the year in which the Date of Termination occurs.
(g)Cause. Cause (or term of similar import) as defined in a written employment or similar agreement between the Company or one of its Subsidiaries, on the one hand, and the Participant, on the other hand, or if no such agreement exists or Cause (or term of similar import) is not defined therein, then a determination by the Plan Administrator that the Participant:
(i)has engaged in gross negligence, gross incompetence, or gross misconduct in the performance of the Participant’s duties with respect to the Company and its Subsidiaries;
(ii)has willfully failed without proper legal reason to perform materially the Participant’s duties and responsibilities to the Company and its Subsidiaries;
(iii)has breached any material provision of any written agreement between the Company or one of its Subsidiaries, on the one hand, and the Participant, on the other hand, or any corporate policy or code of conduct established by the Company or one of its Subsidiaries;
(iv)has willfully engaged in conduct that is, or could reasonably expected to be, materially injurious to the Company and its Subsidiaries;
(v)has committed an act of theft, fraud, embezzlement or misappropriation;
(vi)has committed a breach of a fiduciary duty to the Company and its Subsidiaries; or
(vii)has been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with, any felony (or a crime of similar import in a foreign jurisdiction) or any crime involving fraud, dishonesty or moral turpitude;
provided, however, that upon the occurrence of one or more conditions specified in (i) through (iv) above, the Plan Administrator shall provide notice to the Participant of the existence of such condition(s) and the Participant shall have 30 days following receipt of such notice to correct such condition(s), the determination of whether such condition(s) has been corrected shall be made by the Plan Administrator in its sole discretion, exercised in good faith, and any failure by the Participant to correct such condition(s) shall result in the Participant’s termination of employment for Cause upon expiration of such 30-day corrective period or such later date specified by the Plan Administrator. For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” or done or omitted to be done “willfully”, unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interest of the Company and its Subsidiaries.
(h)COBRA. The Consolidated Omnibus Budget Reconciliation Act of 1985.
(i)Code. The Internal Revenue Code of 1986.
(j)Company. Occidental Petroleum Corporation, a Delaware corporation.
(k)Continued Benefits. The meaning set forth in Section 3.02(a)(iii).
(l)Date of Termination. With respect to any Participant, the date on which such Participant’s employment with the Company and its Subsidiaries is terminated, without the concurrent or immediate re-employment of such Participant by the Company or one of its Subsidiaries (or any successor thereto).
(m)Effective Date. March 29, 2020.
(n)Employee. Any individual who is designated on the U.S. dollar payroll of the Company or a Subsidiary as a regular full-time employee of the Company or a Subsidiary. Notwithstanding the foregoing, “Employee” excludes:
(i)any individual who is not on the U.S. dollar payroll of the Company or a Subsidiary for whatever reason, including a worker that the Company or a Subsidiary considers to be an independent contractor, a leased employee, a contractor or an agency or staffing worker;
(ii)any individual not designated in the payroll records of the Company or a Subsidiary, or otherwise not considered by Company or a Subsidiary, to be a regular full-time employee;
(iii)any interim officer, or temporary or seasonal employee;
(iv)any individual who is a participant in another severance plan or program sponsored by the Company or one of its Subsidiaries (it being understood that (i) if the individual would be eligible to participate in the Plan but for such individual’s eligibility to participate in the Occidental Petroleum Corporation Notice and Severance Pay Plan, then such individual shall participate in the Plan in lieu of the Occidental Petroleum Corporation Notice and Severance Pay Plan and (ii) benefits under the Occidental Petroleum Corporation Executive Change in Control Severance Plan due as a result of a qualifying termination of employment within the Protection Period (as defined therein) shall be in lieu of benefits under the Plan);
(v)any individual who is party to an individual written agreement with the Company or its Subsidiary providing for severance benefits; and
(vi)any employee whose employment terms and conditions are governed by a collective bargaining agreement or other agreement with any labor union, works council or other employee representative organization, unless such agreement expressly provides for coverage under the Plan.
(o)ERISA. The Employee Retirement Income Security Act of 1974.
(p)Exchange Act. The Securities Exchange Act of 1934.
(q)Other Source. The meaning set forth in Section 3.03(c).
(r)Participant. A Tier I Employee or Tier II Employee, as applicable, unless otherwise designated by the Plan Administrator pursuant to Section 2.01.
(s)Payments. The meaning set forth in Section 6.03(a).
(t)Person. Any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.
(u)Plan. This Occidental Petroleum Corporation Executive Severance Plan, as it may be amended or modified from time to time.

(v)Plan Administrator. The Occidental Petroleum Corporation Executive Compensation Committee, as appointed by the Board.
(w)Release Condition. The meaning set forth in Section 3.02(b).
(x)Separation Benefits. The payments and benefits due pursuant to Section 3.02(a).
(y)Specified Employee. A “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined under the Company’s established methodology for determining specified employees.
(z)Subsidiary. Any entity in which the Company, directly or indirectly, holds a majority of the voting power of such entity’s outstanding shares of capital stock or other voting interests, as applicable.
(aa)Tier I Employee. An Employee who is the Chief Executive Officer of the Company.
(ab)Tier II Employee. An Employee, other than a Tier I Employee, (i) who was listed as an executive officer in the Company’s most recent Form 10-K filed; or (ii) who, in the determination of the Plan Administrator, would have been listed as an executive officer in the Company’s Form 10-K for the fiscal year in which the Date of Termination occurs.
(ac)WARN Act. As applicable, the Worker Adjustment and Retraining Notification Act and any other similar U.S. Federal, state or other applicable law mandating the provision of notice to employees prior to termination of employment.
Section 1.02Interpretations. Pronouns and other words of gender shall be read as gender-neutral. Words importing the singular only shall include the plural and vice versa. The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to any statute shall be deemed to refer to such statute as may be amended from time to time and any rules, regulations other authoritative guidance promulgated thereunder by the appropriate governmental authority. References to a Person are also to its permitted successors and assigns (including, with respect to the Company, any successor or assignee to the Company’s business or assets who becomes bound by the Plan pursuant to Article VII).
Article II

Eligibility
Section 2.01Participation. Each Tier I Employee and Tier II Employee shall be a Participant; provided that any Tier I Employee or Tier II Employee may be designated as not being a Participant by action of the Plan Administrator at any time and any other Employee may be designated as a Participant by action of, and under such terms as determined by, the Plan Administrator (or its delegate) at any time.
Section 2.02Duration of Participation. A Participant shall cease to be a Participant when he or she is no longer an Employee as defined herein or, with respect to Tier I Employees and Tier II Employees, otherwise ceases to hold a position that qualifies him or her as a Tier I Employee or Tier II Employee. Notwithstanding the foregoing, a Participant who is entitled, as a result of ceasing to be an Employee, to payment of Separation Benefits or any other amounts due under the Plan shall remain a Participant until all such Separation Benefits have been paid to the Participant.
Article III

Separation Benefits
Section 3.01Termination of Employment.
(a)Terminations That Give Rise to Separation Benefits Under This Plan. If a Participant’s employment with the Company and its Subsidiaries is terminated by the Company or a Subsidiary without Cause, the Participant shall be eligible to receive Separation Benefits under the Plan.
(b)Terminations That Do Not Give Rise to Separation Benefits Under This Plan. If a Participant’s employment with the Company and its Subsidiaries is terminated for any of the following reasons, the Participant shall not be entitled to Separation Benefits under the Plan:
(i)a termination by the Company or a Subsidiary for Cause;
(ii)a termination by the Company or a Subsidiary as a result of the Participant’s inability to perform the essential functions of his or her position with or without a reasonable accommodation that is required by law;
(iii)the death of the Participant;
(iv)a termination by the Participant due to retirement, or a termination by the Participant if the Participant has announced his or her retirement on or prior to the Effective Date; or
(v)the voluntary termination by the Participant, including, for the avoidance of doubt, the termination of the Participant under any voluntary separation plan announced or implemented by the Company.
Section 3.02Separation Benefits.
(a)Separation Benefits. If a Participant incurs a termination of employment described in Section 3.01(a) and satisfies the Release Condition, then the Company or a Subsidiary, as appropriate, shall pay or provide the following:
(i)Cash Severance:
A.Tier I Employee: An amount equal to 2.0 times the sum of (A) Base Salary and (B) the Bonus Amount; or
B.Tier II Employee: An amount equal to 1.5 times the sum of (A) Base Salary and (B) the Bonus Amount.
(I)    If the Date of Termination is after December 31, 2021 but prior to November 6, 2024, the full cash severance amount (i.e., the Base Salary portion and the Bonus Amount portion) shall be payable in substantially equal installments consistent with the Company’s payroll practices over a 12-month period following the Date of Termination, beginning with the Company’s next regular payroll period on or following the 60th day following the Date of Termination; provided that any such installments that would otherwise have been payable to the Participant prior to such 60th day shall be accrued and paid to the Participant , without interest, in a lump sum in the first regular payroll period on or following the 60th day following the Date of Termination;
(II)    If the Date of Termination is on or after November 6, 2024, the full cash severance amount (i.e., the Base Salary portion and the Bonus Amount portion) shall be payable in substantially equal installments consistent with the Company’s payroll practices over a 24-month period following the Date of Termination, beginning with the Company’s next regular payroll period on or following the 60th day following the Date of Termination; provided that any such installments that would otherwise have been payable to the Participant prior to such 60th day shall be accrued and paid, without interest, to the Participant in a lump sum in the first regular payroll period on or following the 60th day following the Date of Termination;
(ii)Pro Rata Bonus: A pro rata portion of the Participant’s annual bonus under the Annual Incentive Plan in respect of the year in which the Date of Termination occurs (determined by multiplying (A) the Bonus Amount by (B) a fraction, the numerator of which is the number of days between (and inclusive of) the first day of the applicable bonus program year and the Date of Termination, and the denominator of which is the total number of days in the applicable bonus program year), shall be payable with the Company’s next regular payroll period on or following the 60th day following the Date of Termination (and in all events no later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs);
(iii)Welfare Benefits: Until the second anniversary of the Date of Termination, the Company shall maintain in full force and effect the basic life, medical and dental plans in which the Participant (and, as applicable, the Participant’s eligible dependents) were participating immediately prior to the Date of Termination, and shall permit the Participant (and, as applicable, the Participant’s eligible dependents) to continue participation in such plans through such two-year period, at the same rates and levels in accordance with the terms of such plans (the “Continued Benefits”), subject to the following:
A.The Participant’s continued participation must be possible under the general terms and provisions of such plans;
B.If the Participant’s continued participation in any such plan is barred due to the eligibility and participation requirements of such plan as then in effect, the Company shall arrange to provide benefits substantially similar to those to which the Participant was entitled to receive under such plan prior to the Date of Termination, and in such event, appropriate adjustments shall be made so that the after-tax value thereof to the Participant is similar to the after-tax value of the benefit plan in which participation is barred;
C.The Continued Benefits shall be subject to the application of any Medicare or other coordination of benefits provisions under the applicable medical or welfare benefit plan;
D.The Continued Benefits are contractual only and are not to be considered a continuation of coverage as provided under COBRA;
E.For purposes of determining the Participant’s eligibility (but not the time of commencement of coverage) for retiree medical and dental benefits pursuant to such Company plans as are in effect at the time of the Date of Termination, the Participant shall be considered to have remained employed until two years after the Date of Termination and to have retired on the last day of such period, and the Participant’s eligibility for retiree medical and dental coverage (and the cost of such coverage), will be the same as if the Participant had elected and received benefits under Option A of the Occidental Petroleum Corporation Notice and Severance Pay Plan; and
F.If the Participant is eligible for retiree medical and dental benefits pursuant to the applicable Company plans as are in effect at the time of the Date of Termination (after taking into account clause (E) above), the retiree medical and dental plans under which the Participant is eligible to participate in shall be determined in accordance with the applicable provisions set forth under the Occidental Petroleum Corporation Notice and Severance Pay Plan.
(iv)Long-Term Incentive Awards: Notwithstanding anything to the contrary in any individual award agreement between the Company and the Participant, outstanding unvested awards shall be administered as follows:
A.Pro rata vesting of the unvested portion of each of the Participant’s outstanding long-term incentive awards (including equity-based and cash-based awards, phantom awards and retention awards) that are subject solely to service-vesting conditions, determined by multiplying (x) the number of shares covered by such unvested portion and (y) a fraction, the numerator of which equals the number of days between (and inclusive of) the vesting start date of such award and the Date of Termination, and the denominator of which is equal to the total number of days in the applicable vesting period; and
B.With respect to the unvested portion of Participant’s outstanding long-term incentive awards that are subject to performance-vesting conditions, a pro rata portion thereof (determined by multiplying (x) the number of shares covered by such unvested portion and (y) a fraction, the numerator of which equals the number of days between (and inclusive of) the first day of the applicable performance period of such award and the Date of Termination, and the denominator of which is equal to the total number of days in the applicable performance period) shall continue to be eligible to vest subject to the satisfaction of performance-vesting conditions based on the actual results of the applicable financial or other metrics and shall be payable on the regular payment dates as per the terms of the applicable award agreement; provided that any individual performance goals that are not based on objective financial performance criteria shall be deemed earned at target as of the Date of Termination (for the avoidance of doubt, following the Date of Termination, the Participant shall continue to be eligible to receive any dividend equivalent accruals with respect to the portion of the performance-vesting awards that remains outstanding to the extent such dividend equivalents are provided for in the applicable award agreement);
provided, further, that if the individual award agreement between the Company and the Participant or other contract applicable to any long-term incentive award held by the Participant provides for more favorable vesting treatment than provided in the Plan, then the more favorable treatment shall apply to such award;
(v)Outplacement: Outplacement services pursuant to the Company’s executive outplacement program, at the Company’s sole cost for up to nine months following the Date of Termination; and
(vi)Accrued Vacation: Within 60 days following the Date of Termination, a cash payment equal to any banked vacation and vacation earned but not taken as of the Date of Termination.
(b)Release Condition. In order to receive any of the payments and benefits outlined in this Section 3.02, the Participant must execute and deliver an effective waiver and release of claims of the type required by the Occidental Petroleum Corporation Notice and Severance Pay Plan that becomes irrevocable in accordance with its terms within 55 days following the Date of Termination (the “Release Condition”). If a Participant does not satisfy the Release Condition, the only payment under the Plan to which the Participant would be entitled is the payment for accrued vacation set forth in Section 3.02(a)(vi).
(c)Restrictive Covenants. In the discretion of the Plan Administrator, the payments and benefits outlined in this Section 3.02 shall be conditioned on the Participant’s entry into, and compliance with, an agreement containing restrictive covenants (which may include noncompetition and nonsolicitation restrictions) in the form and subject to the terms approved by the Plan Administrator.
Section 3.03Other Benefits Payable and Offset.
(a)Accrued Benefits. The Separation Benefits shall be payable in addition to, and not in lieu of, other accrued or vested or earned but deferred compensation, rights, options or other benefits that are owed to a Participant upon or following his or her termination of employment, including accrued amounts or benefits previously earned and payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan, and any business expenses required to be reimbursed under the applicable policies of the Company and its Subsidiaries.

(b)Offsets. Notwithstanding the foregoing, any Separation Benefits paid under the Plan will be reduced, on a dollar-for-dollar basis, by the following, and such reduction shall be made without any change to the timing of payment in a manner that would violate Section 409A of the Code:
(i)any payments made or to be made to the Participant to comply with, or satisfy liability under, the WARN Act requiring payments in connection with an involuntary termination of employment, plant shutdown, or workforce reduction, including amounts paid in connection with paid leaves of absence, back pay, benefits, and other payments intended to satisfy such liability or alleged liability; and
(ii)any payment provided to Participant after the Date of Termination that Participant was not legally entitled to receive (e.g., salary continuation for a short period of time following the Date of Termination).
(c)No Duplicative Benefits.
(i)Except as provided in subsection (ii) below, if a Participant is eligible to receive benefits under (A) the Plan; and (B) any other severance plan, program or agreement (“Other Source”), then any monetary benefits due under the Plan will be reduced by the monetary benefits due from the Other Source, with the result being that the Participant receives, in the aggregate, all monetary benefits due under the Plan but nothing more. Further, in the event that nonmonetary benefits are due from an Other Source, the Plan Administrator will compare such nonmonetary benefits to the nonmonetary benefits due under the Plan and, where the nonmonetary benefits are of the same nature or class, the Participant will be provided with the better of the two nonmonetary benefits; provided, however, under no circumstances shall the Participant receive duplicate nonmonetary benefits as determined by the Plan Administrator, with the result being that the Participant receives, in the aggregate, no less favorable nonmonetary benefits than those due under the Plan. If the Participant is eligible to receive benefits from any Other Source, the form and timing of payments under such Other Source will be determined as set forth by such Other Source, and the form and timing of any remaining monetary and nonmonetary benefits payable under the Plan will be as described herein without any change in the timing of payment that would violate Section 409A of the Code.
(ii)No Participant shall be eligible for benefits under the Occidental Petroleum Corporation Notice and Severance Pay Plan available for regular full-time employees on the U.S. dollar payroll generally. Notwithstanding anything in Section 3.02(a) to the contrary, in no event will the Participant’s separation benefits under the Plan be less than what the Participant would have otherwise been entitled to receive under the Occidental Petroleum Corporation Notice and Severance Pay Plan.
Section 3.04Payment Obligations Absolute. Unless otherwise determined by the Plan Administrator, the obligations of the Company and the Subsidiaries to pay the Separation Benefits as required by the Plan shall be absolute and unconditional and shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right that the Company or any Affiliate may have against any Participant. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of the Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer.

Article IV

Participating Employers
The Company is the sponsor of the Plan. The Company and each Subsidiary that employs a Tier I Employee or Tier II Employee (or any other Employee designated as a Participant) shall be participating employers of the Plan. Each Subsidiary that is a participating employer of the Plan shall only be considered a participating employer with respect to the Participants who are employees of such Subsidiary.
Article V

Golden Parachute Policy
Notwithstanding anything herein to the contrary, the Separation Benefits to be paid pursuant to the Plan to any Participant shall not exceed the amount permitted under the Company’s Golden Parachute Policy unless such Separation Benefits are approved by a vote of the Company’s stockholders, provided that any reduction in Separation Benefits shall be reviewed and approved by written resolution of the Board and communicated to the affected Participant within 10 business days following such approval.
Article VI

Certain Tax Rules
Section 6.01Tax Withholding; No Guarantee of Tax Consequences. The Company and its Affiliates shall have the power to deduct or withhold, or require the Participant to remit to the Company or its Affiliates, any amount deemed sufficient to satisfy U.S. Federal, state, local and non-U.S. taxes, as deemed necessary or appropriate by the Company or its Affiliate. No representation, commitment or guarantee is made that any amounts paid under the Plan will be excludable from the recipient’s gross income for any tax purpose, or that any other tax treatment will apply or be available to such Person.
Section 6.02Six-Month Delay for Specified Employee. Notwithstanding any other provision to the contrary, if any Participant is a Specified Employee, no payments under the Plan that constitute nonqualified deferred compensation subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the Date of Termination, or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to additional taxes thereunder. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.
Section 6.03Cutback of Parachute Payments.
(a)Notwithstanding any other provision to the contrary, if a Participant is a “disqualified individual” (as defined in Section 280G of the Code) and any portion of the Separation Benefits or other payments and benefits the Participant is entitled to receive, has received or would receive in connection with a “change in ownership or control” as defined in Section 280G of the Code (collectively, the “Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code), then the Payments shall be either (i) reduced (but not below zero) so that the aggregate present value of the Payments will be one dollar

($1.00) less than three times such Participant’s “base amount” (as defined in Section 280G of the Code), such that no portion of the Payments shall be subject to the excise tax imposed by Section 4999 of the Code; or (ii) paid in full, whichever produces the better net after-tax result for such Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable tax).
(b)The reduction of the Payments, if any, shall be made by reducing the Payments in the reverse order in which the Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time).
(c)All determinations as to the Payments to be reduced and the amount of reduction shall be made by a nationally recognized certified public accounting firm selected by the Company (the “Accountant”), whose determination shall be conclusive and binding. It is expressly understood that in determining the amount of any reduction to the Payments, the Accountant shall conduct a “reasonable compensation” analysis under Section 280G of the Code, including a valuation of any applicable noncompetition or other covenant, and the Company and the Participant shall cooperate in good faith in connection with such valuation. All such determinations by the Accountant shall be at the Company’s expense.
(d)If the Accountant, based on controlling precedent or substantial authority, determines that a Payment has been made or provided and, through error or otherwise, that Payment, when aggregated with other Payments used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the applicable Participant’s base amount, the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. If the Accountant, based on controlling precedent or substantial authority, determines that a Payment has been reduced pursuant to this Section 6.03 that could have been fully paid or distributed, the Company (or applicable payor) shall promptly pay such amount to the Participant, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.
Section 6.04Section 409A Considerations. Payments and benefits under the Plan are intended to be exempt from or compliant with Section 409A of the Code, and the Company shall interpret and administer the Plan in accordance therewith. The Company may make amendments to the Plan or revise the timing of any payments to be made hereunder in accordance with Section 409A of the Code. Each payment made under the Plan (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A of the Code. To the extent any payment subject to the Release Condition is payable during a specified period that spans two taxable years, then to the extent such payment is deemed to constitute nonqualified deferred compensation subject to Section 409A of the Code, such payment shall be made in the second taxable year. To the extent that any of the payments or benefits provided for under the Plan are deemed to constitute nonqualified deferred compensation benefits subject to Section 409A of the Code, references to “termination of employment”, “termination”, or words and phrases of similar import shall be deemed to refer to “separation from service” as defined in Section 409A of the Code, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A of the Code. To the extent that any reimbursements under the Plan are taxable to a Participant, any such reimbursement payment due to the Participant shall be paid to the Participant as promptly as practicable consistent with the Company’s practice following the Participant’s appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of the Participant’s taxable year following the taxable year in which the related expense was incurred. The in-kind benefits and reimbursements under the Plan are not subject to liquidation or exchange for another benefit, and the amount of such benefits or reimbursements that a Participant receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Participant receives in any other taxable year. The Continued Benefits shall be provided at the Company’s discretion in a manner that is intended to satisfy an exception to Section 409A of the Code, and therefore not be treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Section 409A of the Code, or in a manner that otherwise complies with Section 409A of the Code, including (a) providing such benefits on a nontaxable basis to the Participant, (b) providing for the reimbursement of medical expenses incurred during the time period for which the Participant would be entitled to continuation coverage under a group health plan of the Company under COBRA, (c) providing that such benefits constitute the reimbursement or provision of in-kind benefits payable at a specified time or pursuant to a fixed schedule as permitted under Section 409A of the Code and the authoritative guidance thereunder or (d) requiring the Participant to pay the actual cost of such coverage and having the Company reimburse the Participant for such payments in excess of the rates that would otherwise be required to be paid by the Participant under Section 3.02 (with such reimbursement, less applicable taxes, for a particular calendar year during which the Participant received such coverage to be made within 15 days following the end of such calendar year (but in no event prior to the date that is six months after the Date of Termination)).
Article VII

Successor to Company
The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.
In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company, as a condition precedent to such transaction, shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
In addition, any successor of the Company must treat employment service with the Company or any Affiliate (irrespective of whether the Employee was a Participant at the time of such service) and the successor and its affiliates as continuous employment service with the Company and its Affiliates for all purposes of calculating Separation Benefits.
Article VIII

Amendment and Termination
Section 8.01Amendment and Termination. The Company expects the Plan to be permanent, but since future conditions affecting the Company or its Subsidiaries cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend, modify or terminate the Plan at any time by action of the Plan Administrator, including, for the avoidance of doubt, to revoke the designation of an Employee as a Participant.
Section 8.02Documentation. The form of any amendment, suspension, discontinuation or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment, suspension, discontinuation or termination has been approved or ratified by the Board.
Article IX

Miscellaneous
Section 9.01Employment Status. This Plan does not constitute a contract of employment or impose on any Participant, the Company or any Affiliate any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the policies of the Company or any Affiliate regarding termination of employment. Nothing contained in the Plan will be construed as (a) an employment contract between the Company or any Affiliate and any Employee; (b) a right of any Employee to be continued in the employment of the Company or its Affiliates; or (c) a limitation of the right of the Company or its Affiliates to discharge any Employee, with or without Cause, at any time. All Employees will be subject to discharge to the same extent as if the Plan had never been adopted.
Section 9.02Special Compensation. Except as otherwise required by law or as specifically provided in any plan or program maintained by the Company, no payment under the Plan shall be included or taken into account in determining any benefit under any pension, thrift, profit sharing, group insurance, or other benefit plan maintained by the Company.
Section 9.03Sources of Payment. The benefits provided under the Plan will be paid from the general assets of the Company and its Affiliates in accordance with the terms and provisions of the Plan. Nothing herein will be construed to require the Company or any Affiliate to maintain any trust, fund, or otherwise segregate any amount for the benefit of any Person. Furthermore, no Person with a claim for Separation Benefits hereunder will have any claim against, right to, security or other interest in, any fund, account, or assets of the Company or any Affiliate.
Section 9.04Non-Alienation. No payments, benefits or rights hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, charge, execution or levy of any kind, either voluntary or involuntary, by creditors of any Employee or any Employee’s beneficiary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish, charge, execute or levy any payments, benefits or rights hereunder will be void and without effect.
Section 9.05Beneficiary. If a Participant is entitled to receive Separation Benefits but dies prior to receiving entire payment of his Separation Benefits, the Participant’s remaining Separation Benefits shall be paid in accordance with the Company’s Benefits Policy for Payments of Deceased Active Employees.
Section 9.06Severability. Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 9.07Governing Law. The terms, conditions and provisions of the Plan will be construed, governed and enforced under the laws of the State of Texas, without regard to its conflicts of law provisions, except as may be preempted by ERISA or other controlling U.S. Federal law. The Plan is intended to be a “top hat” plan for purposes of ERISA, and shall be construed accordingly.

Article X

Administration and Claims Procedures
Section 10.01Administration. The Plan Administrator shall have all powers necessary or proper to administer the Plan and to discharge its duties hereunder, and shall have authority to interpret the Plan, apply the provisions hereof, determine eligibility and make all other determinations necessary for the administration of the Plan. The Plan Administrator may establish such rules and procedures as may be necessary to enable it to discharge its duties hereunder. The Plan Administrator may allocate to others certain aspects of the management, operation and responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties or functions, to qualified individuals or entities. In writing, or by custom, practice or in operation, the Plan Administrator may provide for the allocation or delegation of any of its duties hereunder to the Vice President Human Resources of the Company and his or her designee. The Plan Administrator will also be authorized to engage or employ agents, attorneys, accountants, consultants, and other advisors which it deems to be necessary or appropriate to assist in discharging its duties hereunder.
Section 10.02Claims Procedures. Generally, an employee who is eligible to receive benefits under the Plan does not have to file a claim for such benefits. If a claimant believes that he or she did not receive a benefit to which he or she is entitled, the claimant may file a written claim with the Plan Administrator at the following address stating all of the facts on which the claim is based:
Section 10.03Attention:     Plan Administrator, Executive Severance Plan
Occidental Petroleum Corporation
5 Greenway Plaza Suite 110
Houston, TX 77046
(713) 215-7000

Within 60 days following receipt of the claim, the Plan Administrator will:
•request any additional information needed to make a decision regarding the claim;
•pay benefits provided by the Plan; or
•send notification to the Claimant of a decision to deny the claim in whole or in part.
If additional information is requested or required in order to make a decision regarding a claim, the claimant will have 60 days from the date the claimant receives such a request to provide the information. The Plan Administrator’s decision to pay benefits or deny a claim in whole or in part will be postponed to allow the claimant to respond to the request. If the claimant does not provide the information within 60 days after the claimant receives the request, the claim will be denied unless the claimant has requested and been granted additional time to provide the information.
If the Plan Administrator denies a claim in whole or in part, the claimant will receive written notice of the denial within 60 days from the date any requested additional information was received. The notice will provide the following:

•the specific reasons for the denial of the claim (including the facts upon which the denial is based) and reference to any pertinent Plan provisions on which the denial is based;
•if applicable, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and
•an explanation of the claims review appeal procedure including the name and address of the Person or committee to whom an appeal should be directed.
Within 60 days after the claimant receives the notice of denial from the Plan Administrator, the claimant may request a review of the claim by the Plan Administrator. The request must be in writing and must state the reason or reasons why the claimant believes the claim should not have been denied. The claimant should also include with the written request for an appeal any and all documents, materials, or other evidence which he or she believes supports the claim for benefits. The request should be addressed to the Plan Administrator at the address of the Plan Administrator.
Generally, the Plan Administrator will give the claimant written notice of its decision within 60 days of the date the claimant’s request for review was received by the Plan Administrator. However, if the Plan Administrator finds that special circumstances exist, its decision may be given to the claimant more than 60 days after the date the claimant’s request was received, but not later than 120 days after such date. The Plan Administrator’s notice of its decision will include specific reasons for its decision and specific references to the provisions of the Plan on which its decision is based. The decision of the Plan Administrator shall be final, conclusive and binding on all Persons (including Employees, Participants and beneficiaries).
Prior to authorizing and awarding any Separation Benefits hereunder, the Plan Administrator may require the claimant to provide additional information, and to complete any required or requested releases, forms or other documents hereunder, including filing of all claims and requests for payment from any other source.

Section 10.04Legal Proceedings. Any claims and disputes between or among any Persons arising out of or in any way connected with this Plan shall be solely and finally settled by Plan Administrator, acting in good faith, the determination of which shall be final. Unless prohibited by applicable law, no legal action may be commenced prior to the completion of the benefits claims procedure described in the Plan. In addition, no legal action may be commenced after the later of 180 days after receiving a written response of the Plan Administrator to an appeal or 365 days after the date the claimant was terminated. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator.